EXHIBIT 14

CODE OF ETHICS FOR THE PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS OF PEOPLES-SIDNEY FINANCIAL CORPORATION

Introduction

This Code of Ethics for the Principal Executive Officer and Senior Financial Officers (the “Code of Ethics”) has been adopted by the Board of Directors (the “Board”) of Peoples-Sidney Financial Corporation (the “Company”) to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure of information in the Company’s periodic and other public reports, and compliance with applicable laws, rules, and regulations by the Company’s Senior Financial Officers.

Senior Financial Officers

As used in this Code of Ethics, the term Senior Financial Officer means the Company’s Chief Executive Officer, Chief Financial Officer, Controller or Principal Accounting Officer, and any other persons performing similar functions for the Company.

Code of Ethics

In performing his or her duties, each of the Senior Financial Officers must:

1.	Maintain high standards of honest and ethical conduct and avoid any actual or apparent conflicts of interest between personal and professional relationships;

2.
Report to the Audit Committee of the Board any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest;

3.
Provide, or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications;

4.	Comply and take all reasonable actions to cause others to comply with applicable laws, rules, and regulations; and

5.	Promptly report violations of this Code of Ethics to the Audit Committee.

Waiver or Amendments

Any request for waiver of any provision of this Code of Ethics must be submitted in writing to the Company’s Audit Committee.  Waivers may only be granted by the Audit Committee.  This Code of Ethics may only be amended by the Board.  Any waiver or amendment of this Code of Ethics will be promptly disclosed on the Company’s Internet website, a Current Report on Form 8-K or any other means approved by the Securities and Exchange Commission, for as long as the Company remains subject to SEC rules.

Compliance and Accountability

The Audit Committee will assess compliance with this Code of Ethics, report material violations to the Board, and recommend to the Board appropriate action, which may include, but is not limited to, reprimand and/or dismissal.